Exhibit 99.1

NEWS RELEASE

CHASE CORPORATION ANNOUNCES RECORD QUARTER •

REVENUES OF $39.6 MILLION •

EARNINGS PER SHARE OF $0.48

Bridgewater, MA — July 8, 2010 — Chase Corporation (NYSE Amex: CCF) today reported financial results for its best quarter ever. Revenues of $39.6 million for the third fiscal quarter ended May 31, 2010 represented an increase of $14.5 million or 58% compared to $25.1 million in the third quarter of last year.  Net income of $4.4 million increased $3.5 million or 389% from $0.9 million in the prior year period.  Earnings per diluted share of $0.48 in the third quarter of fiscal 2010 increased $0.38 from $0.10 per share in fiscal 2009.

For the nine months ended May 31, 2010 revenues increased $20.5 million or 26% to $99.7 million compared to $79.2 million in the prior year period.  Net income was $8.1 million or $0.90 per diluted share for the year to date period compared to $3.6 million or $0.40 per diluted share in the comparable period in fiscal 2009.

Peter R. Chase, Chairman and Chief Executive Officer commented, “Electronic coatings sales to all global markets led the charge during the quarter with Chase EMS also posting substantial gains.  Our two recent acquisitions, C.I.M. and Serviwrap were also strong contributors.  We continue to seek appropriate candidates for our M&A program while at the same time we are increasing investment in market and product development.

“I would like to thank all Chase Corporation employees for their efforts in achieving these results.  Our people are the key to our success.  Their contributions and the recovery in several key markets have positioned us for a solid finish to the fiscal year with annual revenues and profits expected to be significantly ahead of 2009.”

The following table summarizes the Company’s financial results for the quarter and nine months ended May 31, 2010 and 2009.

	For the Three Months Ended		For the Nine Months Ended
	May 31,		May 31,
All figures in thousands, except per share figures	2010	2009	2010	2009

Revenues	$39,626	$25,089	$99,746	$79,162

Costs and Expenses
Costs of products and services sold	25,132	17,637	65,536	56,836
Selling, general and administrative expenses	7,672	5,582	21,253	16,463
Loss on impairment of assets	—	499	—	499

Operating income	6,822	1,371	12,957	5,364

Other income (expense)	(1)	(2)	(185)	313

Income before income taxes	6,821	1,369	12,772	5,677

Income taxes	2,421	507	4,624	2,100

Net income	$4,400	$862	$8,148	$3,577

Net income per diluted share	$0.48	$0.10	$0.90	$0.40

Weighted average diluted shares outstanding	8,883	8,834	8,793	8,680

Chase Specialized Manufacturing

Revenues from this segment were $33.3 million in the current quarter compared to $21.2 million in the prior year period.  Nearly all product lines experienced year over year revenue growth with the largest impact due to the CIM and Serviwrap acquisitions as well as continued increased sales of Electronic Coatings, Custom Products and Construction.

Chase Electronic Manufacturing Services (EMS)

This operating segment had revenues of $6.3 million in the current quarter compared to $3.9 million in the prior year quarter.  Increased demand and order activity from existing customers drove the improved results in the current period.  On June 30, 2010 the Company divested its contract manufacturing services business to MC Assembly in an all cash transaction, structured as a sale of substantially all of the assets of the Chase EMS business.  Proceeds from the sale will be used for debt reduction and continued investment in the Company’s core tapes and coatings businesses.

The Company’s balance sheet continues to be strong with a current ratio of 2.2 as of May 31, 2010, and with increased cash from the recent divestiture of its EMS business, is well positioned for future organic and acquisition opportunities.  Additionally its $10.0 million unsecured line of credit was recently extended to 2013 and the entire amount was available as of May 31, 2010.

Contact:
Paula Myers
Shareholder & Investor Relations Department
Phone:	(508) 279-1789 Ext. 219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a global manufacturer of tapes, laminates, sealants and coatings for high reliability applications.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.